TRACOR AND AEL ANNOUNCE NEW ACQUISITION PRICE

     Austin, TX and Lansdale, PA - January 10, 1996. Tracor, Inc. (NASDAQ:TTRR), Austin, Texas, and AEL Industries, Inc. (NASDAQ:AELNA), Lansdale, Pennsylvania, announced today the companies have signed an amendment to their merger agreement dated October 2, 1995 that provides for the purchase of all of AEL's 4.1 million shares and share equivalents at an adjusted purchase price of $24.25 per share, representing a reduction from the purchase price of $28 per share under the original agreement.

     Tracor's decision to seek a renegotiated price followed a review and assessment by Tracor's management of AEL's recent and anticipated performance after being advised of the recently announced losses by AEL as reflected in its third-quarter news release.

     The Long Range Planning Committee of the Board of Directors of AEL concluded that it was in the best interests of AEL and its shareholders to agree to this renegotiated price in the present circumstances. Tracor also agreed to accept other modifications to the merger agreement that were proposed by the committee.

     "Tracor previously agreed on October 2, 1995 to pay a premium price for AEL, based on its then existing and anticipated performance," said James B. Skaggs, chairman and president of Tracor. "We believe that AEL will make an excellent addition to Tracor's family of companies."

     AEL also announced that, due to this amendment, the currently scheduled date of January 30, 1996 for AEL's Special Meeting of
Shareholders is being postponed to a date to be announced. It is anticipated that such meeting and the closing of the acquisition will be rescheduled for mid-to-late February 1996.

     AEL designs and manufactures sophisticated countermeasures, simulation, and radar-warning receiver systems; performs aircraft engineering, maintenance, and modification services for military and commercial aircraft; and provides state-of-the-art antenna, microwave, and integrated circuit components.

     Tracor, with 1995 nine-month sales of $657.9 million, provides a broad range of electronic products, systems, and services for numerous U.S. government agencies primarily within the Department of Defense, other governments, and commercial customers.

     For further information please contact either Marian Kelley, Tracor, Inc. at (512) 929-2273 or Jesse H. Riebman, Vice President and Treasurer of AEL Industries, Inc. at (215) 822-7272, extension 2504.